Exhibit 10.3



                      AGREEMENT PURSUANT TO
          SECTION 1.6(q) OF RECAPITALIZATION AGREEMENT


         WHEREAS, UAL Corporation, a Delaware Corporation (the "Company"), Air Line Pilots Association International ("ALPA") and International Association of Machinists and Aerospace Workers (the "IAM") are parties to an Amended and Restated Agreement and Plan of Recapitalization dated March 25, 1994 ("Recapitalization Agreement");

         WHEREAS, the parties to the Recapitalization Agreement have recognized that due to increases in the price of the common stock of the Company, it is expected that the Class 1 ESOP Preferred Stock to be purchased by the Trustee in 1996 and subsequent years may, unless the number of such shares to be purchased are adjusted, cause allocations under the ESOP to be in an amount which would exceed the limitations of Internal Revenue Code ("Code") Section 415(c); and

         WHEREAS, Section 1.6(q) of the Recapitalization
Agreement provides that the parties agree to cooperate to modify the number of Class 1 ESOP Preferred Shares to be sold and to make appropriate conforming modifications to the related documents to avoid allocations in excess of the limitations of Code Section 415; and

         WHEREAS, this agreement ("Agreement") is entered into pursuant to Section 1.6(q) of the Recapitalization Agreement.

         NOW, THEREFORE, the Company, ALPA, and the IAM hereby agree as follows:

         1. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meaning set forth in the Recapitalization Agreement.

         2. The parties hereto recognize that in order to satisfy the limitations of Code Section 415, it will likely be necessary to reduce the number of shares of ESOP Preferred purchased by the Trustee in 1996 and subsequent years. It is the intent of the parties to set forth in this Agreement a revised method of determining the number of shares of ESOP Preferred to be offered to the Trustee for purchase pursuant to Section 1.6(e) of the Recapitalization Agreement. It is the intent of the parties hereto that to the extent the number of shares of ESOP Preferred are reduced under this Agreement, there shall be a corresponding increase in the number of shares of Supplemental ESOP Preferred, with the result being that the sum of the ESOP Preferred and Supplemental ESOP Preferred, on both an annual and cumulative basis, will be unchanged by this Agreement.

         3. The purchases of ESOP Preferred expected to be made by the ESOP Trustee in 1996, 1997, 1998, and 1999, shall be determined as if Section 1.6(e) of the Recapitalization Agreement provided as follows:

         "(e) At or about July 12, 1996, and at or about the next three following anniversaries of July 12, 1996 (each of the four July 12 dates a "Measuring Date Anniversary"), the Company shall negotiate in good faith with the ESOP Trustee to reach an agreement under which the Company shall issue to the ESOP Trustee shares of ESOP Preferred at an agreed-upon price per share (for each applicable plan year, the "Purchase Price"). If such agreement is reached within 30 days of any Measuring Date Anniversary, then, within five days thereafter, the Company shall sell to the ESOP Trustee, and the ESOP Trustee shall purchase from the Company, pursuant to an agreement substantially in the form of Exhibit A to this Agreement, a number of shares of ESOP Preferred (with respect to each such year, the "Subsequent Shares"), which number of shares shall equal, for each such plan year, the Subsequent Year Release Shares (as defined) divided by the Subsequent Year Decimal (as defined).

         (i) The term "Subsequent Year Release Shares" shall mean, for each such plan year, the excess of

                (xx)  the product of

                      (A) 12/69ths of the Final Number and

                      (B)  the Revised Class 1 Decimal (as
                           defined below) over

                (yy) the number of Year 1 Remaining Shares and Subsequent Year Remaining Shares (as defined below) (collectively, "Tail Shares") scheduled to be released in such plan year.

         (ii) The term "Subsequent Year Decimal" shall be calculated separately for each such plan year and shall mean one minus the product of

                (yy) a fraction (expressed as a decimal) having a numerator equal to the Dollar Amount and a denominator equal to the Purchase Price for the plan year in question, and

                (zz) the number of years and fractional years from the end of the plan year for which such shares are being issued to March 31, 2000.

         (iii) The term "Revised Class 1 Decimal" shall mean the factor (not to exceed .7815) which is determined by the Company no later than each Measuring Date Anniversary. The amount of the Revised Class 1 Decimal shall be the amount which is reasonably estimated to result in the number of Subsequent Year Release Shares which, when added to the Tail Shares scheduled to be released in such plan year, will maximize the Revised Class 1 Decimal consistent with (ww) satisfaction of the principles set forth in
                Section 1.6(l), (xx) achieving a high degree of certainty that the limits of Internal Revenue Code Section 415(c)(6) shall not be exceeded,
                (yy) avoiding an allocation of contributions which would cause all members of an Employee Group (as defined in the ESOP) to exceed the limits of Internal Revenue Code Section 415(c), and (zz) limiting the purchase of ESOP Preferred so that there can be allocated sufficient shares of Supplemental ESOP Preferred for each Employee Group to permit appropriate allocations in the Supplemental ESOP to individuals whose allocations in the ESOP reached the limit of Code Section 415(c). The Company and its advisors shall, prior to each Measuring Date Anniversary, present to the Committee (as defined in the ESOP) the calculation of the Revised Class 1 Decimal, and the Committee shall review such calculation to verify that the Revised Class 1 Decimal was calculated according to the methodology described above. It is the understanding of the parties hereto that in making the verification referred to in the preceding sentence, the members of the Committee are acting on behalf of the ALPA (in the case of the Committee members appointed by ALPA), the IAM (in the case of the Committee members appointed by the IAM) and the Company (in the case of the Committee member appointed by the Company), and are not acting as fiduciaries. In making such verification, the members of the Committee appointed by ALPA shall, acting as a group, cast a single vote, the members of the Committee appointed by the IAM shall, acting as a group, cast a single vote, and the member appointed by the Company shall cast a single vote. The calculation of the Revised Class 1 Decimal shall only be considered verified if all three of such votes are cast in favor of verification. If the Committee has not verified the calculation of the Revised Class 1 Decimal determined by the Company by a Measuring Date Anniversary, then the Revised Class 1 Decimal shall be determined pursuant to the provisions of this Agreement other than Section 1.6(e) (including Section 1.6(q), which generally contemplates that the Company, the IAM and ALPA will cooperate to modify the Class 1 Decimal). The parties agree that the result of the calculations described above for each plan year may be a range of values for the Revised Class 1 Decimal, including but not limited to a value to be applicable to each possible Purchase Price.

          The Subsequent Year Release Shares for each such plan year shall be released from the ESOP suspense account and allocated to the accounts of ESOP participants as of the end of such plan year; provided, however, that by the due date for each contribution by the Company to be used by the ESOP Trustee for loan repayment, the Company shall in consultation with its advisers, make a reasonable estimate of the maximum contribution which can be made to Part A of the ESOP (as defined in the ESOP) consistent with (www) satisfaction of the principles set forth in Section 1.6(l),
     (xxx) achieving a high degree of certainty that the limits of Internal Revenue Code Section 415(c)(6) shall not be exceeded, (yyy) avoiding an allocation of contributions which would cause all members of an Employee Group to exceed the limits of Internal Revenue Code Section 415(c), and
     (zzz) limiting the purchase of ESOP Preferred so that there can be allocated sufficient shares of Supplemental ESOP Preferred for each Employee Group to permit appropriate allocations in the Supplemental ESOP to individuals whose allocations in the ESOP reached the limit of Code Section 415(c). The estimate of the Company referred to in the preceding sentence shall not be made by reconsidering the principles set forth in clauses (www) through (zzz), but shall instead be made by using the same methodology which was used by the Company (and verified by the Committee) for the determination of the Revised Class 1 Decimal, and such methodology shall be applied by using such updated data as may be reasonably available to the Company prior to the determination of the contribution. The balance of the Subsequent Shares for such plan year (the "Subsequent Year Remaining Shares") shall be released from the ESOP suspense account and allocated to the accounts of ESOP participants in level installments for each full plan year (and prorated for the quarter ending March 31, 2000) remaining in the period from the January 1 immediately following such plan year through March 31, 2000. Notwithstanding the foregoing, if (aaa) pursuant to this paragraph, the Company's contribution was not sufficient to cause all Subsequent Year Release Shares to be released from the ESOP suspense account, or (bbb) the Company's contribution caused all members of an Employee Group to reach the limit under Internal Revenue Code Section 415(c), thus causing the creation of a suspense account under Treasury Regulation
     Section 1.415-6(b)(6)(iii), then the Subsequent Year Release Shares which were not allocated to the accounts of ESOP participants in the year such shares were purchased by the ESOP Trustee shall be considered Subsequent Year Remaining Shares and shall be allocated in the next following year.

          For each of the third through sixth plan years of the Supplemental ESOP, there shall be credited to the accounts of Supplemental ESOP participants shares of Supplemental ESOP Preferred equal to the remainder of (aa) 12/69ths of the Final Number and (bb) the number of shares of ESOP Preferred allocated to the accounts of ESOP participants that year."

          4. The parties agree that the Company shall adopt the fourth amendment to the ESOP and the fourth amendment to the Supplemental ESOP in substantially the form attached hereto as Exhibits B and C, and ALPA and the IAM hereby approve such amendments.


          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of this 16th day of July, 1996.


                              UAL CORPORATION



                              By /s/ Douglas A. Hacker
                                 ---------------------
                              Its Senior Vice President and
                                  -------------------------
                                  Chief Financial Officer
                                  -----------------------


                              AIR LINE PILOTS ASSOCIATION,
                              INTERNATIONAL



                              By /s/ J. Randolph Babbitt
                                 -----------------------
                              Its President
                                  ---------

                              By /s/ Michael H. Glawe
                                 --------------------
                                 Michael H. Glawe
                                 MEC Chairman



                              INTERNATIONAL ASSOCIATION OF
                              MACHINISTS AND AEROSPACE WORKERS



                              By /s/ Kenneth W. Thiede
                                 ---------------------
                              Its President and General Chairman
                                  ------------------------------